Exhibit 14.1

ML & Co. Inc. Guidelines for Business Conduct

Revised October 24, 2005
MERRILL LYNCH & CO., INC.
GUIDELINES FOR BUSINESS CONDUCT:
MERRILL LYNCH’S CODE OF ETHICS
FOR DIRECTORS, OFFICERS AND EMPLOYEES

Merrill Lynch’s reputation for integrity in the marketplace is one of it’s most important – and potentially most fragile - assets. Every director, officer and employee bears an important responsibility to safeguard this reputation with clients, colleagues, shareholders, regulators and the general public by adhering to high professional standards and key principles of business conduct.

The Guidelines for Business Conduct sets forth these key principles, which are supported by specific polices contained in the ML & Co. Policy Manual, as well as detailed practices and procedures adopted by specific business or support groups, all of which are available on WorldNet. Exercising good judgment and familiarizing yourself with the Guidelines for Business Conduct provides a foundation for abiding by the letter and spirit of the laws, rules and regulations and policies that govern or apply to Merrill Lynch’s businesses. When in doubt, consult the Office of General Counsel or senior management.
Success in our business is only possible with the trust and respect of our clients. Since no set of policies and procedures can be all encompassing, we must always conduct ourselves in a way that reflects positively on our company by putting the interests of our clients and the entire firm first.
By holding ourselves to high standards of personal and professional integrity, all of us contribute to Merrill Lynch’s reputation and business.
Stan O’Neal
Chairman and CEO

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ML & Co. Inc. Guidelines for Business Conduct

TABLE OF CONTENTS
Conflicts of Interest (page 3)
Employee Outside Business Activities and Interests
Public Office
Providing Support to Political Campaigns; Making Political Contributions
Lobbying Activities
Corporate Opportunities (page 5)

Confidentiality Obligations (page 5)
Nonpublic Information
Media, Publishing and Public Appearances
Client Information Privacy
Fair Dealing (page 7)
Unethical Behavior; Relationships with Competitors

Gifts, Gratuities and Other Payments Related to Merrill Lynch Business
Respect for the Individual (page 8)
Safeguarding Merrill Lynch Information, Assets and Property (page 9)
Business Use
Proprietary Information and Intellectual Property
Compliance With Internal Controls
Compliance With Law (page 11)
Specific Policies and Regulations Affecting Merrill Lynch Activities
Employee Accounts
Insider Trading
Anti-Money Laundering and Anti-Terrorism
Avoiding Improper and Corrupt Payments
Political Contributions by Merrill Lynch Companies
Proper Registration
Proper Record-Keeping and Disclosure Requirements
Document Retention and Destruction
Cooperation With Investigations and Law Enforcement
Privacy
Tied Business Dealings
Economic Sanctions; International Boycotts
Reporting of Client complaints
Reporting of Specified Arrests, Convictions or Civil Actions
Merrill Lynch Written and Electronic Communications (page 15)
Access to the Internet
Written and E-Mail Communications
Communications Monitoring

Commitment to Promoting Ethical Conduct: Ethics Hotline and Confidential Reporting (page 17)
Audits, Investigations and Disciplinary Action
Obligation to Report Violations or Misconduct
Confidential Reporting
Protection Against Retribution
Waivers of any Provision of the Guidelines
Conclusion (page 20)

Merrill Lynch Principles (page 21)

               Note on terms used in the Guidelines:
               “Merrill Lynch” means Merrill Lynch & Co., Inc. and all of its subsidiaries and affiliates.
               “Merrill Lynch persons” means the employees, officers and directors of Merrill Lynch.
               “Directors” means the directors of Merrill Lynch & Co., Inc.
               “Employees” means the employees and officers of Merrill Lynch.

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ML & Co. Inc. Guidelines for Business Conduct

CONFLICTS OF INTEREST
Avoid conflicts of interest in performing your duties and seek advice of management and the Office of General Counsel when any actual or potential conflicts arise.
Merrill Lynch directors and employees must avoid engaging in any outside business or other activity that might create a conflict of interest, create a perception of impropriety or jeopardize the company’s integrity or reputation. A conflict of interest occurs when your personal interest interferes — or even appears to interfere —with the interests of Merrill Lynch. Every Merrill Lynch person must avoid activities, interests or associations that might interfere, or even appear to interfere, with the independent exercise of good judgment in the conduct of his or her duties or with the best interests of our company, our clients, or our shareholders.
While it is impossible to foresee every potential conflict that could arise, all Merrill Lynch persons must be sensitive to potential conflicts, bring them to the attention of management, the Office of General Counsel or the Board of Directors and avoid them where possible. If a conflict cannot be avoided, it must be managed in an ethical, responsible manner and so as not to create the perception of impropriety.
Employee Outside Business Activities and Interests
Merrill Lynch employees must report all outside business activities to their managers and to the Office of General Counsel so a review for potential conflicts of interest and other concerns can be conducted. Outside business activities and interests include among other things, participating as a partner in another business, ownership of stock in a privately-owned business, holding limited partnership interests, serving as an officer in a family-owned corporation, acting as an outside director of another company, or serving as a board member, trustee or officer of a non-profit organization, such as a charity, foundation, or university. The appropriateness of a Merrill Lynch employee engaging in these and other types of outside business activities, interests or investment opportunities depends upon many factors, including the nature and extent of the outside interest, the potential for conflicts of interest, and the relationship between Merrill Lynch and the outside entities and the duties involved.
To comply with applicable regulations, most outside activities and interests must be pre-approved. Additional information concerning employee outside activities and investments can be found in the ML & Co., Inc. Policy Manual and business group policies. For example, service by any Merrill Lynch employee as a director, officer or employee of any other corporation or business must be authorized in writing by the Office of General Counsel. Unless approved in writing as provided in the ML & Co. Policy Manual, no Merrill Lynch employee may serve as a director of a publicly traded company.
Employees must keep their manager apprised of these activities and provide updated information on the Compliance Disclosure form on the Employee Activity Review System (“EARS”) at least annually. The EARS information will be monitored by the employee’s manager and by compliance personnel.
Directors of Merrill Lynch should inform the Corporate Secretary prior to accepting appointments to the boards of directors or advisory boards of any public or privately held company. The disclosure requirements and other possible conflict-of-interest issues involved must be analyzed and discussed with the Office of General Counsel.

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ML & Co. Inc. Guidelines for Business Conduct

Public Office
All Merrill Lynch persons are required to receive approval of the Office of General Counsel and their manager (in the case of employees) before committing to a candidacy for elective office or a formal position on a campaign committee and before accepting an appointment to a public or civic office. Merrill Lynch must take steps to ensure that conflicts of interest or other concerns are not raised by such campaign or public service. In general, a Merrill Lynch person may run for and serve in local, elective or appointed civic offices, provided the activity, including campaigning:
•	occurs outside work hours;

•	involves no use of Merrill Lynch’s name, facilities, client lists, other corporate assets or corporate funding;

•	is confined solely to the person’s capacity as a private citizen and not as a representative of Merrill Lynch; and

•	does not present an actual or perceived conflict of interest for Merrill Lynch, as determined in the sole judgment of Merrill Lynch.
No finders’ fees for business brought to Merrill Lynch by a Merrill Lynch person holding a political or government office will be paid without approval by the Office of General Counsel. Additional conditions may apply depending upon the particular position.
Providing Support to Political Campaigns; Making Political Contributions
To comply with industry regulations and campaign finance laws, some Merrill Lynch employees are subject to restrictions regarding their personal political contributions and activities related to the campaigns of state and local officials and candidates. Before making political contributions or engaging in political fundraising activities, employees should refer to the ML & Co., Inc Policy Manual to determine whether and to what extent they are subject to limitations on these activities. Under no circumstances will Merrill Lynch directly or indirectly reimburse any Merrill Lynch person for their individual contributions.
Merrill Lynch persons may engage in activities to support candidates in their campaigns for public office, provided support or contribution complies with the Merrill Lynch policy (including any applicable pre-approval requirements), the time spent on the activity is outside of work hours, and Merrill Lynch’s name, facilities or corporate funds are not used.
Employees who wish to make or solicit political contributions to a political campaign for a politician in a country other than the U.S., must consult the Office of General Counsel.
Merrill Lynch directors may not use Merrill Lynch’s name, facilities or corporate funds in connection with their support of a political candidate.
Lobbying Activities
Lobbying on behalf of Merrill Lynch is conducted exclusively by the Government Relations Office in Washington and State Government Relations in New York. The Office of General Counsel or the Governmental Relations Group at Merrill Lynch must approve contacts with any governmental entity or agency in advance.

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ML & Co. Inc. Guidelines for Business Conduct

CORPORATE OPPORTUNITIES
Do not advance personal interests at the expense of Merrill Lynch.
Merrill Lynch persons are obligated to advance the company’s legitimate interests to the best of their abilities whenever the opportunity arises. Merrill Lynch persons must not take for themselves opportunities that Merrill Lynch could legitimately be expected to be interested in, irrespective of whether such person learns of the opportunity through the use of Merrill Lynch property, information, or position. In addition, Merrill Lynch property, information or position must not be used for personal gain.

CONFIDENTIALITY OBLIGATIONS
Protect confidentiality of information, including Merrill Lynch information.
Nonpublic Information
Merrill Lynch persons must maintain the confidentiality of information entrusted to them by Merrill Lynch and provided by clients and vendors of Merrill Lynch.
In the conduct of its business, Merrill Lynch receives a great deal of nonpublic information. This information may be sensitive, with the potential to affect market conditions, negotiations, strategic positioning and relationships with clients, competitors or vendors. Employees must exercise care not to misuse nonpublic information, including client lists, information about Merrill Lynch personnel and clients, and business plans and ideas. The obligation to maintain the confidentiality of information may however, be subject to legal or regulatory requirements to disclose that information. In such cases, the Office of General Counsel will help you determine what disclosure is required.
Media, Publishing and Public Appearances
Employees may not provide nonpublic corporate information to persons outside Merrill Lynch, including the media, unless authorized to do so. In all cases, employees must refer media inquiries to Corporate Communications. Only designated Merrill Lynch spokespersons may provide comments to the media.
Before publishing, making speeches or giving interviews, employees must receive approval from their managers and in some cases, the Office of General Counsel. If a publication, speech, interview or appearance may be of public interest and may reflect on Merrill Lynch, employees must notify the public relations officer for their business group or region.

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ML & Co. Inc. Guidelines for Business Conduct

Client Information Privacy
Merrill Lynch policy requires the protection of client information. All employees, consultants and vendors must:
•	Be aware of the Merrill Lynch client information that their business handles, and ensure that its use is appropriately restricted. This includes:
o	Authenticating individuals prior to discussing any client matters.

o	Providing access to client information solely on a need-to-know basis.

o	Granting non-Merrill Lynch access to client information only upon a client’s authorization or when permitted or required by law, and pursuant to a written agreement that contains appropriate privacy and confidentiality provisions.
•	Use client information solely for legitimate Merrill Lynch business purposes and consistent with the policies, procedures, client preferences and agreements which govern its use.

•	Secure client information as it is collected, used, stored, shared, transferred and discarded.

•	Report any breach or compromise of client information.
All employees, consultants and vendors must handle individual client personal information in accordance with the Merrill Lynch Global Privacy Pledge and the Online Privacy Statement.

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ML & Co. Inc. Guidelines for Business Conduct

FAIR DEALING
Every Merrill Lynch person must deal fairly with Merrill Lynch’s clients, vendors, competitors and fellow employees.
Merrill Lynch seeks to excel and outperform our competitors honestly and fairly. Competitive advantage must result from superior performance, not unethical or illegal business dealings.
Unethical Behavior; Relationships with Competitors
Every Merrill Lynch person must deal fairly with Merrill Lynch’s clients, vendors, competitors and fellow employees. No Merrill Lynch person may take advantage of anyone through unethical or illegal measures, such as manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices. It is improper, and may be illegal, to hire competitors’ employees for the purpose of obtaining trade secrets or other proprietary information.
It is also against policy to seek increased sales by disparaging the products and services of other companies. Our goal is to increase business by offering superior products and services. Merrill Lynch advertising must be truthful, not deceptive, and in full compliance with applicable laws, regulations and company policies. All advertising and marketing materials must be approved pursuant to the procedures established in each of the business units across the company.
All Merrill Lynch persons must guard against unfair competitive practices and exercise extreme caution to avoid conduct that might violate antitrust laws or other rules prohibiting anti-competitive activities. Violations may carry criminal penalties. If a competitor or third party proposes to discuss unfair collusion, price-fixing or other anti-competitive activities, your responsibility is to object, terminate the conversation or leave the meeting and report the incident promptly to the Office of General Counsel. Employees must avoid any discussion with competitors of proprietary or confidential information, business plans or topics such as pricing or sales policies — the discussion of which could be viewed as an attempt to make joint rather than independent business decisions.
Gifts, Gratuities and Other Payments Related to Merrill Lynch Business
Merrill Lynch persons and their family members may not, directly or indirectly, accept or receive bonuses, fees, gifts, frequent or excessive entertainment, or any similar form of consideration that is of more than nominal value from any person or entity with which Merrill Lynch does, or seeks to do, business. It also is generally against corporate policy to give gifts or gratuities, other than within accepted business group policies and guidelines, without receiving specific approval from their manager, in consultation with the Office of General Counsel. Employees may not give gifts of any value to government officials without specific approval by the Office of General Counsel.
Merrill Lynch policy forbids bribes, payoffs or payments of any kind by any Merrill Lynch company or Merrill Lynch person to any person, government official or entity for the purpose of improperly obtaining or retaining business or influencing consideration of any business activity. This policy covers all types of payments that may or may not be considered legal under the circumstances. Special rules may apply to payments or gifts (including entertainment) to officers, directors, employees or other affiliates of government owned or controlled entities and certain highly regulated entities (such as banks or insurance companies), as well as entities located in certain jurisdictions. Please consult the ML & Co. Policy Manual, business group policies, and the Office of General Counsel with any specific questions. See also Avoiding Improper and Corrupt Payments in these Guidelines.

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ML & Co. Inc. Guidelines for Business Conduct

RESPECT FOR THE INDIVIDUAL
Conduct business activities in an atmosphere of good faith and respect.
Merrill Lynch strives to maintain a work environment in which all individuals are treated with dignity and respect and business activities are conducted in an atmosphere of good faith and respect. Merrill Lynch persons are expected to be honest, open and fair with others, share credit when credit is due, and avoid public criticism of one another and encourage an atmosphere in which openness, cooperation and consultation are the norms of the way we do business. Relationships and daily interactions with colleagues, whether in or out of the office, should be based on the same high standards of integrity and ethical responsibility that are observed with clients, shareholders and the public.
Merrill Lynch is committed to promoting diversity within its workforce and has a strict policy of equal opportunity in hiring, developing, promoting and compensating employees. The company seeks to attract, retain and reward employees based solely on merit.
Discrimination based upon race, national origin, religion, gender, age, disability, sexual orientation, gender identity or veteran status or any other legally protected category, is inconsistent with our values and is not tolerated. We also do not tolerate sexual, racial, or other forms of harassment. This is true whether the conduct occurs within or outside the office. Any firm-related event, such as client entertainment or off-site gatherings for employees, should conform to these principles and should be appropriate for all employees, not just employees of one gender, race, or sexual orientation and should be accessible to any employee who has a disability. Employees who experience or observe work-related discrimination, harassment, retaliation, or similar problems have an obligation to report such matters to their manager, a representative of Leadership & Talent Management, the Employee Service Center, or the Office of General Counsel. They may also call or write to the Ethics Hotline. The law and Merrill Lynch policy prohibit any retaliation against employees who, in good faith, report incidents of misconduct.
Indebtedness between employees is best avoided and must not reach a level that may compromise the discharge of job-related responsibilities. Any indebtedness between employees and their direct or indirect supervisors could impair the objectivity essential in a manager-employee relationship. Indebtedness between employees and their direct or indirect supervisors (regardless of which one is the borrower or lender) is discouraged and must be limited to nominal amounts.
Though romantic relationships between employees and situations where an employee is working with a relative are not prohibited at Merrill Lynch, Merrill Lynch policy does impose special requirements when one of these employees remains in the other employee’s (the manager/supervisor) chain of command. In such circumstances, Merrill Lynch policy requires that steps be taken to ensure that such relationships do not disrupt the group and that the manager/supervisor is not responsible for supervising, evaluating or compensating the other employee.
All medical or health-related information obtained through the Merrill Lynch health care services or the employee assistance program is considered strictly confidential and will be released only as permitted by law or upon the written consent of the individual employee whose records are being solicited or as required by law.

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ML & Co. Inc. Guidelines for Business Conduct

SAFEGUARDING MERRILL LYNCH INFORMATION,
ASSETS AND PROPERTY
Protect all Merrill Lynch assets and use them appropriately.
Business Use
Merrill Lynch persons must protect Merrill Lynch’s assets and ensure their efficient use. Merrill Lynch property should be used only for legitimate business purposes and any suspected fraud or theft of Merrill Lynch property must be reported for investigation immediately. Merrill Lynch’s assets include our capital, facilities, equipment, proprietary information, technology, business plans, ideas for new products and services, trade secrets, inventions, copyrightable materials and client lists. Information owned by Merrill Lynch must be treated with the same care as any other asset, and every Merrill Lynch person has a role in protecting its confidentiality and integrity.
Proprietary Information and Intellectual Property
Your obligation to protect Merrill Lynch’s assets applies to our proprietary information, which includes business, marketing and service plans, unpublished financial data and reports, databases, customer information, and salary and bonus information, as well as intellectual property such as trade secrets, patents, trademarks and copyrights. Unauthorized use or distribution of this material is a violation of policy. It may also be illegal and result in civil and criminal penalties.
Intellectual property refers to a company’s intangible assets, such as the company’s business methods, inventions, trademarks and publications. Any inventions, copyrightable material, trade secrets or other work conceived, developed or otherwise performed that is 1) in the scope of your employment (during or after business hours); 2) related to the financial services industry; or 3) related to Merrill Lynch clients, products, services or supporting activities; must be promptly disclosed to your manager, and shall be the sole property of Merrill Lynch and shall be “works for hire” owned by Merrill Lynch. Employees shall, at Merrill Lynch’s expense, do whatever is necessary to transfer to Merrill Lynch, or to document its ownership of, any such property.
Every employee is responsible for protecting the Firm’s intellectual property by following the company’s policies and procedures set forth in the ML & Co. Policy Manual. Merrill Lynch also respects the intellectual property of other parties, and strictly prohibits the unauthorized use of another party’s patented, trademarked or copyrighted (audio, video, text) materials, regardless of their source. Merrill Lynch does not permit the use of software or other devices whose primary purpose is the circumvention or violation of another’s intellectual property rights. Contact the Corporate Law Group with questions about the proposed use of another party’s intellectual property and for appropriate contracts.

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Compliance with Internal Controls
Merrill Lynch maintains and enforces a strong, system of internal controls to safeguard the information and assets of the company, clients and shareholders. These controls are designed to ensure that business transactions are properly authorized and carried out, and that all reporting is truthful and accurate. These administrative and accounting control systems are the responsibility of each group in Merrill Lynch.
All business transactions require authorization at an appropriate management level. Any employee who is responsible for the acquisition or disposition of assets for the company, or who is authorized to incur liabilities on the company’s behalf, must act prudently in exercising this authority and must be careful not to exceed his or her authority. Equally important, every employee must help ensure that all business transactions are executed as authorized.
Transactions must be properly reflected on the company’s books and records. Every employee is involved, if not in the authorization or execution of business transactions, in some level of reporting. This may include reporting travel and entertainment expenses or recording work hours on a timecard. It is important that all reporting be done honestly and accurately and that employees cooperate fully with both internal and independent audits.

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ML & Co. Inc. Guidelines for Business Conduct

COMPLIANCE WITH LAW
Know, respect and comply with all laws, rules and regulations applicable to the conduct of Merrill Lynch’s businesses.
Merrill Lynch actively promotes compliance with the laws, rules and regulations that govern our company’s business. Obeying both the letter and spirit of the law is one of the foundations of Merrill Lynch’s ethical standards.
Employees must obey the laws of all the states and countries in which Merrill Lynch operates. While no employee is expected to be an expert on every detail of all the laws that govern the firm’s business in every jurisdiction, they are expected to understand the laws and regulations applicable to their duties well enough to know when to seek advice from their manager or from the Office of General Counsel. To that end, all employees are required to complete the training programs that are deemed by management to be mandatory, including the course entitled “The Way We Do Business”.
Specific Policies and Regulations Affecting Merrill Lynch Activities
Merrill Lynch actively promotes compliance with the laws, rules and regulations that govern our firm’s business. Merrill Lynch will report any suspicions of violations of law and regulations governing our business to appropriate regulatory and governmental authorities and take appropriate disciplinary action, including termination of employment.
Certain significant policies and regulations are highlighted below. This is not meant to be an exhaustive review of these policies and regulations, and additional information may be found in the ML & Co. Policy Manual. Nor does it constitute a complete listing of the laws, rules, regulations and policies that must be adhered to by every employee in the conduct of his or her duties at Merrill Lynch.
Employee Accounts
To comply with industry regulations, employees and their immediate families must maintain their securities and commodities accounts at Merrill Lynch, unless the employee receives prior approval from his or her manager and the Office of General Counsel. In addition, employees of certain business areas may be subject to pre-clearance requirements in regard to their personal trading activity.
Insider Trading
Merrill Lynch policy prohibits Merrill Lynch persons from acting upon material non-public information to benefit themselves or others. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or it could reasonably be expected to affect the price of an issuer’s securities. Any employee in receipt of material or potentially material information should notify the Office of General Counsel as soon as practicable.
At times, our policies may limit the ability of some employees to enter into transactions. Anyone with ongoing possession of non-public information may be unable to trade personally in the securities of the companies about which he or she has information. The ML & Co. Policy Manual and applicable business areas should be consulted to learn more about this obligation.
Those having access to confidential or nonpublic information must not use or share that information except in connection with the legitimate conduct of Merrill Lynch business. Merrill Lynch strives to prevent the misuse of material non-public information by, among other things, limiting access to confidential information, and limiting and monitoring communications between areas that regularly receive non-public information, and the company’s sales, research trading areas, and asset management. In addition to civil and criminal penalties, misuse of confidential information or engaging in insider trading will result in disciplinary action, including possible termination.

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Anti-Money Laundering and Anti-Terrorism
Merrill Lynch complies fully with federal, state and the laws of other countries that prohibit money laundering and safeguard against the financing of terrorist activity, such as in the USA PATRIOT Act of 2001 and other laws. In addition to severe criminal penalties, violations of the anti-money laundering laws will result in disciplinary action, including possible termination. Employees should immediately report any suspicious activity to their manager and the Office of General Counsel.
Avoiding Improper and Corrupt Payments
Various laws in the U.S. and other countries prohibit providing money or anything else of value to government officials (including employees and agents of government owned entities), political parties or candidates for public office for the purpose of improperly influencing their actions in order to obtain or retain business. These laws apply to all Merrill Lynch controlled or managed companies, as well as to all Merrill Lynch persons and agents, regardless of citizenship or residency.
To comply with these laws, the Firm has policies and procedures in place that may require review and/or approval by the Office of General Counsel of expenditures involving government officials and involvement of outside parties in government-related business activities.
If you suspect that any activity you are involved in may violate these laws, or if you become aware of such activity by any Merrill Lynch person, you must immediately notify the Office of General Counsel.
Political Contributions by Merrill Lynch Companies
In compliance with various laws and industry regulations, it is generally against Merrill Lynch policy and, in many instances, it is illegal for corporations to make contributions to political parties or candidates for public office. In circumstances where corporate contributions are permissible, Merrill Lynch has adopted an approval procedure that includes a formal determination of the legality and the appropriateness of each contribution. Employees should consult the ML & Co. Policy Manual for guidance.
Proper Registration
All employees are personally responsible for meeting the registration requirements in the jurisdiction where they are physically located and wherever they conduct business, and managers are responsible for assuring that personnel under their supervision meet the proper registration requirements.
Managers of registered persons may be subject to additional registration requirements depending upon the jurisdiction in which their subordinates conduct business or are located.

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Proper Record-Keeping and Disclosure Requirements
Merrill Lynch requires honest and accurate accounting and recording of financial and other information in order to make responsible business decisions and provide an accurate account of our company’s performance to shareholders and regulators. It is a violation of law and Merrill Lynch policy for any Merrill Lynch person to attempt to improperly influence or mislead any accountant engaged in preparing our audit. The firm is committed to full compliance with all requirements applicable to its public disclosures, and requires that its financial and other reporting fairly present the financial condition, results of operations and cash flow of our company and comply in all respects with applicable law, governmental rules and regulations, including generally accepted accounting principles (GAAP) and applicable rules of the U.S. Securities and Exchange Commission (SEC) and other market and banking regulators.
Merrill Lynch has implemented disclosure controls and procedures (including establishment of a Disclosure Committee) to ensure that its public disclosures are timely, compliant and otherwise full, fair, accurate and understandable. Employees responsible for preparing Merrill Lynch’s public disclosures, or providing information as part of that process, are responsible for ensuring that such disclosures and information are complete, accurate and in compliance with Merrill Lynch’s disclosure controls and procedures.
Document Retention and Destruction
Employees must fully comply with Merrill Lynch’s document retention and destruction policies. It is a criminal offense to destroy documents that are subject to a subpoena or other legal process. Once a legal proceeding has begun, or even when one is threatened or reasonably likely, Merrill Lynch must preserve documents relevant to the issues in that proceeding even before specific documents are requested. Any employee who fails to comply with this policy, as well as industry regulations and applicable laws, is subject to termination of employment and may also face criminal or civil prosecution, with possible prison terms and fines.
Cooperation With Investigations and Law Enforcement
Merrill Lynch’s policy is to cooperate with government investigators, regulatory examiners, law enforcement officials, and non-governmental regulators with oversight of our business, such as securities exchanges. All employees must also cooperate with such authorities, as well as with internal Merrill Lynch investigations. Failure to cooperate with such investigations or examinations will result in disciplinary action, including termination of employment.
Merrill Lynch persons are encouraged to notify their managers or the Office of General Counsel of any inquiries or requests or demands for information from external investigators. Please note that Merrill Lynch will not penalize any Merrill Lynch person who lawfully provides information to any regulatory or law enforcement agency, to Congress, or to any Merrill Lynch supervisor or counsel conducting an investigation of an alleged violation of federal or state laws, rules or regulations.
Privacy
Many countries have privacy and data protection laws and regulations that govern the collection, access, use, storage, security and sharing of personal information about individuals, including individual clients, prospects and employees. To comply with these laws and regulations, Merrill Lynch has developed a set of privacy policies and guidelines, including the Merrill Lynch Global Privacy Pledge and Employee Privacy Pledge, which apply to all Merrill Lynch entities and employees and serve as the baseline for how we handle personal information.
Privacy related questions can be directed to the applicable business group’s privacy contact or the Office of General Counsel.

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Tied Business Dealings
“Tying” arrangements, in which clients are required to purchase one product or service as a condition to another’s being made available to them, are unlawful in certain instances. Consult the Office of General Counsel for advice about tying restrictions.
Economic Sanctions; International Boycotts
Merrill Lynch policy requires compliance with economic sanctions imposed by the laws of every country in which Merrill Lynch does business. Economic sanctions may be directed at the governments of certain countries, designated individuals or entities, as well as certain activities. Employees are required to take appropriate steps to comply with economic sanctions, including being familiar with the various sanctions programs, responding to inquiries from the Office of General Counsel and taking adequate steps to ensure that they “know their client.”
In addition, U.S. law and Merrill Lynch policy, prohibit participation in boycotts against countries friendly to the United States, such as the Arab boycott of Israel. Furthermore, violations of the anti-boycott provisions are a criminal offense. Examples of activities that may be perceived as participating in a boycott include refusing, or requiring another person to refuse, to do business with a boycotted country, its business concerns, its residents, or nationals. Merrill Lynch may be required to report these requests, even though the request was refused. All employees are required to immediately bring such requests to the attention of the Office of General Counsel.
Reporting of Client Complaints
Industry regulations require reporting of certain client complaints to the appropriate regulatory organization(s). Employees who receive a client complaint are required to report the complaint immediately (even if they believe the complaint to have no merit) according to established procedures and must, under any circumstances, bring any client complaint to the attention of management. Employees involved with the review, reporting, and/or resolution of a client complaint are obligated to perform their responsibilities promptly and within the established timeframes.
Reporting of Specified Arrests, Convictions or Civil Actions
Merrill Lynch is required to maintain and report certain information regarding arrests or criminal charges against an employee, as well as certain civil actions, including findings by regulatory agencies. U.S.-based employees who are the subject of one of these reportable events must immediately notify their manager of the charge and report the event on their EARS compliance disclosure form. Employees based in jurisdictions outside of the U.S. should follow local notification practices.

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MERRILL LYNCH WRITTEN AND ELECTRONIC COMMUNICATIONS
Use the company’s information and communication tools properly and judiciously.
Merrill Lynch has strict policies on use of the Internet and on written and electronic communications. Employees should not authorize the use of Merrill Lynch’s name in connection with vendor promotions or testimonials without the approval of Corporate Communications. Employees should not sign releases or agreements provided by an event host company, but rather should obtain Merrill Lynch’s standard agreement for speaking engagements/presentations from Corporate Law or Marketing.
Access to the Internet
Only authorized connections to the Internet are permitted and access must be accomplished via an approved secure gateway. Merrill Lynch employees are not permitted to link to the Internet from Merrill Lynch offices via modem dial-up services or other external service providers without the express approval of the Office of General Counsel.
Employees should exercise good judgment when using the Internet for personal reasons during business hours. Under Merrill Lynch policy, employees may not:
•	transmit, copy or download any material, including sexually explicit images or messages and materials containing racial, ethnic or other slurs, that may defame, embarrass, threaten, offend or harm a Merrill Lynch person or client or the general public;

•	transmit, post, copy or download any copyrightable material (including music, articles or video files) without the consent of the material’s owner or publisher;

•	transmit or post non-public corporate information about Merrill Lynch or any company to any organization or individual not authorized to receive or possess it;

•	attempt to gain access to any computer, database or network without authorization or willfully propagate computer viruses or other disruptive or destructive programs;

•	distribute unsolicited e-mail messages, advertisements or postings to multiple newsgroups, individuals or organizations (e.g., “spamming”); and

•	use electronic means for the purpose of gambling or to send or forward chain letters.
No Merrill Lynch person may establish an e-mail address or domain name that attempts to trade on, or is derived from, the Merrill Lynch name. If such use is identified, immediate relinquishment will be required. Employees should not register domain names on the firm’s behalf and may not establish Internet websites related to Merrill Lynch business without approval from their business unit head, Corporate Communications and the Office of General Counsel. Approved Internet websites must follow the format and technical specifications provided by Corporate Communications and must be reviewed by business unit counsel in the Office of General Counsel.
Employees must ensure their system passwords are secure. Inappropriate conduct with respect to the use of Merrill Lynch’s communications systems will lead to disciplinary action, which may include revocation of privileges, termination of employment and referral to regulatory authorities.

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ML & Co. Inc. Guidelines for Business Conduct

Written and E-Mail Communications
Electronic communications should be treated with the same care as any other business communication; Electronic communications must be of an appropriate nature, must not violate the legal rights of Merrill Lynch, any Merrill Lynch person or third party, and must be transmitted, stored and accessed in a manner that safeguards confidentiality and complies with applicable law. All written communications, including those electronically delivered, should be clear, concise and professional in tone and content. Communications for personal, non-business purposes should be kept to a minimum. All e-mails — both business and personal — must conform to Merrill Lynch standards of behavior. No e-mail received or sent from a Merrill Lynch account can include sexually explicit images or messages or racial, ethnic or other slurs that may defame, embarrass, threaten, offend or harm another person. Similarly, no email may transmit any copyrightable material without the consent of the material’s owner or publisher.
Communications Monitoring
All electronic communications relating to Merrill Lynch business must be made through the Merrill Lynch network unless the Office of General Counsel has expressly authorized another means. Electronic communications, including e-mails and connections to Internet and Intranet websites using Merrill Lynch computing or network resources, are the property of Merrill Lynch and are subject to monitoring and surveillance. Communications by certain Merrill Lynch personnel are subject to detailed supervisory requirements. Employees are reminded to consult the relevant policies and procedures for their business area.

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ML & Co. Inc. Guidelines for Business Conduct

COMMITMENT TO PROMOTING ETHICAL CONDUCT: ETHICS HOTLINE AND CONFIDENTIAL REPORTING
Promptly report illegal and unethical behavior.
Protecting the company’s reputation is everyone’s job. Every Merrill Lynch person has an obligation to question situations that may violate Merrill Lynch’s standards of business conduct and to promptly report illegal and unethical behavior.
Audits, Investigations and Disciplinary Action
Merrill Lynch conducts periodic audits of compliance with these Guidelines and the underlying firm polices. Allegations of wrongdoing will be investigated and, upon the advice of the Office of General Counsel, will be reported to the Board of Directors (or an appropriate committee thereof) and to the relevant authorities. Knowingly false accusations of misconduct will be subject to disciplinary action. All Merrill Lynch persons are required to cooperate fully with any internal or external investigation, and must maintain the confidentiality of any investigation and related documentation, unless specifically authorized by the Office of General Counsel to disclose such information.
Penalties for violations of the Guidelines and firm polices may include counseling, reprimand, warning, suspension with or without pay, demotion, salary reduction and termination of employment. Disciplinary action may also extend to a violator’s manager insofar as Merrill Lynch determines that the violation involved the participation of the manager or reflected the manager’s lack of diligence.
Any person who takes any action whatsoever in retaliation against an employee who has in good faith raised any question or concern about compliance with the Guidelines or firm polices will be subject to serious sanctions, which may include termination of employment.
Obligation to Report Violations or Misconduct
All Merrill Lynch persons are expected to act quickly and effectively against violations of the Guidelines and the firm’s policies and procedures. Employees are obligated to report any known or perceived violation of law, regulation or Merrill Lynch policy and Guidelines to one of the following resources: their manager, a Leadership & Talent Management representative, the Ethics Hotline, or the Office of General Counsel. If you are unsure about the best course of action, you should consult with one of the above resources. Likewise, if you are not comfortable raising an ethical issue or discussing a possible or actual violation with your manager, or you have done so and the manager has not responded to the problem, you must seek assistance elsewhere within Merrill Lynch and report the matter through one of the alternative resources, that is, a Leadership & Talent Management representative, the Office of General Counsel, or the Ethics Hotline .

Corporate Policies & Procedures	Page 17	October 2005

ML & Co. Inc. Guidelines for Business Conduct

Confidential Reporting
Merrill Lynch has procedures for raising ethical concerns, suspected misconduct or policy violations in a confidential manner and without retribution, including concerns regarding internal accounting controls, questionable accounting or auditing matters, discrimination or inappropriate workplace behavior. In addition to raising your concerns with your manager, the Office of General Counsel or Leadership & Talent Management, you may report suspicions or claims of violations by writing in confidence to the Merrill Lynch Ethics Hotline. The Audit Committee of the Board of Directors has established procedures for the receipt, retention and handling of concerns received by the Office of General Counsel regarding accounting, internal accounting controls, or auditing matters. You need not disclose your identity.
Merrill Lynch Ethics Hotline
P. O. Box 1008
New York, NY 10268
You may also anonymously report any of the above concerns or advise the firm of situations and violations of law that you know of or suspect by calling the Merrill Lynch Ethics Hotline:
In New York State and outside the U.S.: 1.212.449.9590
In the U.S. except for New York State: 1.800.338.8954
For Spanish-speaking individuals: 1.888.435.7088
You may also contact one or more members of the Board of Directors with your concerns, or relay specific information by direct and confidential access at the following address:
Board of Directors of Merrill Lynch & Co., Inc.
c/o Corporate Secretary
Merrill Lynch & Co., Inc.
222 Broadway, 17th Floor
New York, New York 10038
Again, you need not disclose your identity.
Reports can be made confidentially, but the company will investigate all reports and the promise of confidentiality is limited by the need to investigate. Although complete confidentiality cannot be assured depending on the nature of the complaint and the need to investigate, every effort will be made to protect the confidentiality of the source.

Corporate Policies & Procedures	Page 18	October 2005

ML & Co. Inc. Guidelines for Business Conduct

Protection Against Retribution
Merrill Lynch will not tolerate retaliation against those who in good faith, report a violation or possible violation of law or policy. As provided by law, Merrill Lynch is not permitted to fire, demote, suspend, harass or discriminate against any employee who
•	lawfully provides information to, or otherwise assists or participates in, any investigation or proceeding by a regulatory or law enforcement agency, any member of the U.S. Congress or a Congressional committee or the company relating to what the employee reasonably believes is a violation of the securities laws, an act of fraud, or a violation of any wage or discrimination laws.

•	files, causes to be filed, testifies, participates in, or otherwise assists in a proceeding filed or about to be filed relating to a violation of the securities laws, certain acts of fraud, or violations of any wage or discrimination laws.
Anyone who retaliates or imposes any detriment in violation of these principles can, in certain circumstances, be held civilly and criminally liable, and in all instances is subject to discipline, up to and including termination.
Waivers of any Provision of the Guidelines
Waivers will only be given when deemed absolutely appropriate under the circumstances and then strictly in accordance with the procedures established by the Guidelines and the ML & Co. Policy Manual and other policies. A waiver for any Merrill Lynch executive officer or member of the Board of Directors will only be granted by the Board of Directors or a committee thereof. Any such waiver granted by the Board of Directors will be promptly disclosed as required by law or regulation.

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ML & Co. Inc. Guidelines for Business Conduct

CONCLUSION
Use good judgment.
These Guidelines for Business Conduct provide specific guidelines for ethical conduct in broad areas of concern. It would be impossible to describe every situation in which a Merrill Lynch person might be confronted with an ethical dilemma. Everyone must take the time to think about the ethical ramifications of questionable situations, bearing in mind that a bad ethical decision may lead to improper or even criminal behavior.
The Office of General Counsel is available to assist with business conduct and ethical issues that give you concern. Nevertheless, in many instances, you must rely on your own personal ethical standards in assessing difficult situations. Consider the following questions:
•	Is the proposed action legal?

•	Does it endanger anyone’s financial stability, life, health or safety?

•	Is it consistent with Merrill Lynch policy?

•	Will it enhance the company’s reputation?

•	Would we lose clients if this action were known to them?

•	Would you like to see it become a general industry or public practice?

•	Would you be embarrassed if all the details were known by your manager, peers, subordinates, family or friends, or if they were published in a newspaper?

•	Could this action in any way be interpreted as, or appear to be, inappropriate behavior?

•	What would you think of your manager, peers or subordinates if any of them behaved similarly?

•	Does the action you are considering make you feel uncomfortable? Are you compromising your own personal ethics in any way?
Merrill Lynch expects all Merrill Lynch persons to make a commitment to observe the highest ethical standards and exercise good judgment in all business dealings on behalf of the company.

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ML & Co. Inc. Guidelines for Business Conduct

MERRILL LYNCH PRINCIPLES
Client Focus
The client is the driving force behind what we do. At Merrill Lynch, our goal is to act in ways that help us to:
•	Understand the client by anticipating and responding to client needs.

•	Fulfill client expectations without compromising the integrity of Merrill Lynch.

•	Provide value-added advice and guidance by analyzing client needs and resolving issues.

•	Provide the highest quality of products and services, which are easy for clients to use.

•	Develop and maintain long-term relationships by actively listening to clients in order to build trust and loyalty.

•	Offer personal and individual service.

•	Use the company’s technology to best serve the changing needs of clients.

•	Through teamwork, leverage our capabilities and resources to fully meet the needs of our clients.

Respect for the Individual
We respect the dignity of each individual, whether an employee, shareholder, client or member of the general public. At Merrill Lynch, our goal is to:
•	Treat everyone, regardless of level or circumstance, with dignity and respect.

•	Create an environment where everyone feels included and no one is excluded from the team.

•	Demonstrate sensitivity to workloads and support an appropriate balance between work and personal life.

•	Support an environment where people of different backgrounds can reach their fullest potential with equal access to opportunities.

•	Foster an environment where trust and openness are the norms by discussing positions fairly and objectively and valuing contrary opinions.

•	Strive to understand others and actively listen to their concerns and perceptions.

•	Take time to explain issues and answer questions.

•	Collaboratively resolve problems in a way that is respectful toward individuals.

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ML & Co. Inc. Guidelines for Business Conduct

Teamwork
We strive for seamless integration of services. In the client’s eyes, there is only one Merrill Lynch. At Merrill Lynch, our goal is to act in ways that help us to:
•	Communicate and share information candidly and openly with each other.

•	Cooperate and collaborate within and across workgroups and teams.

•	Value individual differences in style, perspective and background.

•	Share successes and failures so we can learn from each other to enhance group results.

•	Take on responsibility for helping others by being dependable, reliable and contributing fully to the team.

•	Recognize and reward individual and team accomplishments.

•	Participate in setting and communicating goals, objectives and standards.

•	Forge relationships with colleagues based on trust and respect, regardless of level.

Responsible Citizenship
We seek to improve the quality of life in the communities where our employees live and work.
At Merrill Lynch, our goal is to act in ways that help us to:
•	Recognize, follow and respect all customs, norms and laws where Merrill Lynch conducts business.

•	Foster an atmosphere that supports and encourages community involvement.

•	Consider contributing time, talent and resources to make a difference in the lives of others.

•	Behave responsibly toward our environment in a manner that protects human health, natural resources and the environment.

Integrity
No one’s personal bottom line is more important than the reputation of our company. At Merrill Lynch, our goal is to:
•	Exemplify the highest standards of personal and professional ethics in all aspects of our business.

•	Be honest and open at all times.

•	Stand up for one’s convictions and accept responsibility for one’s own mistakes.

•	Comply fully with the letter and spirit of the laws, rules and practices that govern Merrill Lynch and its activities around the world.

•	Demonstrate consistency between one’s words and actions.

Corporate Policies & Procedures	Page 22	October 2005